Filed Pursuant to Rule 424(b)(3)
Registration No. 333-83442

PROSPECTUS SUPPLEMENT NO. 1
DATED JUNE 28, 2002
TO
PROSPECTUS DATED JUNE 3, 2002

EXTREME NETWORKS, INC.

$200,000,000
of
3.5% Convertible Subordinated Notes
Due 2006
and
Shares of Common Stock
Issuable Upon Conversion of the Notes

This prospectus supplements the prospectus dated June 3, 2002 of Extreme Networks, Inc. relating to the public offering and sale by selling securityholders described below. This prospectus supplement contains information on ownership of principal amount of notes beneficially owned and offered and shares of our common stock issuable upon conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

SEE “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The table and related footnotes on pages 46-48 of the prospectus setting forth information concerning the selling securityholders are amended (a) to replace the information for Clinton Multistrategy Master Fund, Ltd. and Clinton Riverside Convertible Portfolio Limited set forth in that table with the information set forth below and (b) to add information for additional selling securityholders as follows:

	Principal Amount of Notes		Number of Shares of Common Stock
Selling Securityholder(1)	Beneficially Owned and Offered Hereby (1)	Percentage of Notes Outstanding	Beneficially Owned (1),(2)	Offered Hereby	Owned After the Offering
Clinton Convertible Managed Trading Account I Limited (3)	$ 2,150,000.00	1.1%	102,601	102,601	0
Clinton Multistrategy Master Fund, Ltd. (3).	$ 5,000,000.00	2.5%	238,607	238,607	0
Clinton Riverside Convertible Portfolio Limited (3)	$ 6,000,000.00	3.0%	286,328	286,328	0
Lehman Brothers Special Financing, Inc. (4),(5)	$ 2,500,000.00	1.3%	119,303	119,303	0
Pioneer Fund–US High Yield Corporate Bond Sub-Fund (6)	$ 500,000.00	*	23,861	23,861	0
Ramius L.P. (7)	$ 133,000.00	*	6,347	6,347	0
RCG Baldwin L.P. (7)	$ 267,000.00	*	12,742	12,742	0
TQA Master Plus, Ltd. (6)	$ 1,000,000.00	*	47,721	47,721	0

*	Indicates less than 1.0%

(1)
Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling securityholders provided information to us regarding their notes.

(2)
Assumes a conversion price of $20.96 per share, and a cash payment in lieu of any fractional share interest. However, this conversion price will be subject to adjustment as described under “Description of Notes—Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	This selling securityholder is a non-public entity. Mike Vacca has voting and investment control over the securities that this selling securityholder beneficially owns.

(4)
This selling securityholder is a non-public entity and is affiliated with Lehman Brothers, Inc. Bevin Okay has voting and investment control over the securities that this selling securityholder beneficially owns.

(5)
This selling securityholder is an affiliate of a broker-dealer. This selling securityholder purchased the securities with the expectation of reselling the securities in the ordinary course of business.

(6)	This selling securityholder is a registered investment company under the Investment Company Act of 1940.

(7)	This selling securityholder is a non-public entity. Alex Adair, portfolio manager, has voting and investment control over the securities that this selling securityholder beneficially owns.

Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary.

The date of this prospectus supplement is June 28, 2002.